Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Resignation of Chief Executive Officer
San Francisco, February 6, 2020 - The Federal Home Loan Bank of San Francisco announced today that Greg Seibly, President and Chief Executive Officer, has given notice of his resignation effective February 28, 2020. The Bank’s Board of Directors has named Stephen P. Traynor, Executive Vice President and Chief Banking Officer, as Acting President and CEO, effective upon Mr. Seibly’s resignation.
“On behalf of the Board and the entire Bank, I would like to thank Greg for his valuable contributions,” said Dan Siciliano, Chairman of the Board. “Under his leadership, we have seen the Bank expand our member outreach, enhance our community investment activities, strengthen our financial position, and revitalize our culture. Greg was the driving force behind these accomplishments and has been instrumental in shaping the Federal Home Loan Bank of San Francisco into what it is today.”
“It has been an honor to serve this remarkable organization,” said Mr. Seibly. “After four years with the Federal Home Loan Bank of San Francisco, I believe this is the right time for me to make this change. I am proud of our achievements during my tenure; we have a great organization with dedicated employees who are passionately committed to our mission and to serving our members.”
Mr. Siciliano said, “The Bank’s Board has taken steps to establish a search committee and will conduct a thorough search to identify the next President and CEO. We are confident that Stephen Traynor will continue to drive the Bank forward in his role as Acting President and CEO. We wish Greg the very best in his future endeavors.”
In his 25 years with the Bank and as a long-standing member of the Bank’s leadership team, Stephen Traynor has been involved with every aspect of the Bank’s business. He joined the Bank in 1995 as Assistant Treasurer and was promoted to Senior Vice President, Sales and Marketing, in 1999. His responsibilities expanded in 2004 when he began managing the Bank’s Community Investment Department. He was promoted to Senior Vice President and Chief Banking Officer in 2017. In that role, he has led the Bank’s Sales, Marketing, Credit, Collateral, Community Investment, and Public Affairs departments. Mr. Traynor earned both a B.A. and an M.A. from Case Western Reserve University.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Contact: Amy Stewart at 415-616-2605 or stewarta@fhlbsf.com